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[LOGO]                                      EXECUTIVE OFFICE:
                                            One Sun Life Executive Park
                                            Wellesley Hills, Massachusetts 02481
                                            800-700-6554

           SUN LIFE ASSURANCE               HOME OFFICE:
           COMPANY OF CANADA (U.S.)         Wilmington, Delaware
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                      WAIVER OF MONTHLY DEDUCTIONS RIDER
        (Waiver of Monthly Deductions in the Event of Total Disability)
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THIS RIDER IS EFFECTIVE IF IT IS SHOWN IN SECTION 1 OF THIS POLICY AS A
SUPPLEMENTAL BENEFIT. IT IS A PART OF, AND SUBJECT TO THE OTHER TERMS AND CONDITIONS OF, THIS POLICY. IF THIS RIDER IS ADDED AFTER THIS POLICY IS ISSUED, ITS EFFECTIVE DATE WILL BE STATED IN THE FORM THAT ADDS IT TO THIS POLICY. IF THIS RIDER IS ADDED AT THE SAME TIME THIS POLICY IS ISSUED, IT WILL TAKE EFFECT AT THE SAME TIME THIS POLICY TAKES EFFECT.
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TOTAL DISABILITY
"Total Disability" is any incapacity which results from bodily injury or disease. During the first 24 months of such incapacity, it must prevent the insured from performing substantially all of the major duties of his or her occupation. If the incapacity continues beyond 24 months, it must prevent the insured from doing any work for which he or she is reasonably qualified to perform by reason of training, education or experience.

Even if the insured can work, the following will constitute Total Disability: total and permanent loss of sight in both eyes; severance of both hands, both feet, or one hand and one foot; total and permanent loss of hearing in both ears.

BENEFIT
If the Insured's Total Disability commences while this rider is in force and continues for six months, then, beginning on the first Monthly Anniversary Day following Our receipt of Due Proof of the Insured's Total Disability, We will waive the Monthly Deductions for as long as that Total Disability continues. We will also waive the Monthly Deductions retroactive to the date the Total Disability commenced. However, We will not waive the Monthly Deductions for any month which occurred: 1) before the Insured's fifth birthday; or 2) more than one year before We received notice of the Total Disability.

The Account Value will continue to be determined in accordance with the Account Value section of this Policy, except that the Monthly Deductions will not be deducted from the Account Value. While the Insured's Total Disability is continuing, You may not change the Specified Face Amount or the death benefit option of this Policy.

RISKS EXCLUDED
We will not waive the Monthly Deductions if the Insured's Total Disability is caused by or results from any of the following:

- bodily injury sustained or disease first manifested while this rider is not in force (unless disclosed in the Application and not otherwise excluded);

- intentionally self-inflicted injury;

- participation in a riot, civil commotion, insurrection, war or the hostile action of the armed forces of any country; or

- participation in the training or operations of any armed forces during a state of war or armed conflict.

NOTICE AND PROOF
We must receive written notice and Due Proof of the Insured's Total Disability before We waive the Monthly Deductions. We must receive notice at Our Principal Office while the Insured is alive and the Total Disability is continuing. We must receive Due Proof at Our Principal Office within six months after We receive notice of the disability. We will not refuse to waive the Monthly Deductions because of a failure to provide notice or Due Proof within these time limits if You show us that it was not reasonably possible to meet these time limits and that the notice or Due proof was given to Us as soon as reasonably possible. However, if We do not receive Due Proof within six months after We receive notice of the disability, the notice of the disability will be deemed to have been received by Us six months prior to the date We actually receive Due Proof.
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We may require from time to time additional proof that the disability is continuing. However, after the disability has continued for two years, We will not require such additional proof more than once a year. We may also require the insured to be examined, at Our expense, by a medical examiner of Our choice. If such proof is not submitted, We will cease to waive the Monthly Deductions and they will be deducted from the Account Value.

MONTHLY RIDER COST
The monthly cost of this rider is equal to the monthly rider cost rate shown for this rider in Section 1 of this Policy times the net amount at risk of this Policy. This cost is part of the Monthly Cost of Insurance described in the Account Value section of this Policy. The monthly rider cost rate is based on the Insured's age at his or her birthday nearest to the effective date of this rider.

TERMINATION
This Rider will terminate on the earliest of:

- the Policy Anniversary nearest to the Insured's 65th birthday, unless the Insured's Total Disability is continuing and commenced before the Policy Anniversary nearest the Insured's 60th birthday; or

- the Policy Anniversary nearest to the Insured's 65th birthday, if the Total Disability commenced on or after the Policy Anniversary nearest to the Insured's 60th birthday; or

- the date that this Policy terminates in accordance with its Grace Period provision.

REINSTATEMENT
If the Insured is totally disabled on the date this Policy terminates in accordance with its Grace period provision, We will reinstate this Policy if:

- Your written request for reinstatement is made within twelve months after the termination date; and

- You provide us with Due Proof of the Insured's Total Disability; and

- We would, except for this Policy's termination, have been waiving the monthly deductions at the time You request reinstatement.

If this Policy is reinstated, this rider is also reinstated.



/s/ C. James Prieur

     President
















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